Exhibit 99.1

March 26, 2012

Eagle Rock Energy Announces Roger Fox as Senior Vice President, Midstream Business

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Roger Fox has been appointed to the position of Senior Vice President, Midstream Business effective March 26, 2012.

Mr. Fox most recently served as President of TGGT Holdings, a joint venture between BG Group plc and EXCO Resources, from 2009 to December 2011.  TGGT is a private midstream company with over 1,000 miles of gathering pipelines and treating capacity of over 1.5 Bcf/d serving markets in East Texas and North Louisiana. In this role, Mr. Fox was responsible for TGGT’s operational, commercial and financial performance.  In total, Mr. Fox spent over 20 years with BG Group, where he led a number of the company’s largest joint ventures and international development projects across the entire gas value chain. Prior to joining TGGT, Mr. Fox served as the General Director of Karachaganak Petroleum, a joint venture between BG, Eni S.p.A., Chevron and Lukoil to develop one of the world’s largest oil and gas fields in Kazakhstan, with annual revenues in excess of $6 billion. Mr. Fox’s other roles at BG Group included serving as the Chief Executive Officer of BG Group’s Egyptian LNG joint venture and as BG Group’s Head of Project Engineering and Management in the United Kingdom.

“We are very excited to welcome Roger to the Eagle Rock executive team,” said Joseph A. Mills, Chairman and Chief Executive Officer.  “Roger is uniquely qualified to lead our midstream efforts given his experience in the sector and past roles overseeing significant energy businesses and major development projects. Roger has an outstanding track record of delivering superior results in organizations across the globe and in Eagle Rock’s core operating areas. I am confident Roger will be a great asset to our leadership team as Eagle Rock executes on multiple growth projects.”

Mr. Fox holds a bachelors degree in Mechanical Engineering from the University of Liverpool and a Masters of Science in Project Management from the University of Lancaster. Mr. Fox is a licensed professional engineer and member of the Institution of Mechanical Engineers and Institution of Gas Engineers & Managers in the United Kingdom.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids (“NGLs”); crude oil logistics and marketing; and natural gas marketing and trading; and b) upstream, which includes developing and producing interests in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations